Exhibit 15(a)



          Deloitte &     Suite 205                Telephone:  (520) 745-6300
          Touche LLP     333 North Wilmot Road
                         Tucson, Arizona          Facsimile:  (520) 750-9916
                         85711-2636



          Tucson Electric Power Company
          220 West Sixth Street
          Tucson, Arizona  85701


          We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Tucson Electric Power Company and subsidiaries (the Company) for the periods ended March 31, 1997 and June 30, 1997 as indicated in our reports dated February 23, 1998; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, are incorporated by reference in this Amendment to Registration Statement No. 333-65143 of the Company on Form S-4.

          We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of this Amendment to the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



          /s/  Deloitte & Touche LLP
               November 2, 1998





          -------------------
          Deloitte Touche
          Tohmatsu
          International
          -------------------